UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 3, 2022

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Sino American Oil Co

(Exact name of registrant as specified in its charter)

Wyoming (State or Other Jurisdiction of Incorporation or Organization)	000-52304 (Commission File Number)	02-3717729 (I.R.S. Employer Identification Number)

2123 Pioneer Avenue, Cheyenne, WY, 82001

(Address of principal executive offices)

360-361-8066

(Registrant's telephone number, including area code)

Former name or former address, if changed since last report: Not Applicable

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR  240.13e-4(c))

Emerging growth company ☐

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 3, 2022, Sino American Oil Company (the “Company”) appointed Boriss Aleksandrov as its new president (the “President”).

Mr. Aleksandrov has good working experience in administering Oil and Gas (Energy) companies. Mr. Aleksandrov has been CEO and President of B Holding since September 2019 and manages strategic and day-to-day processes for several subsidiaries in various industries including but not limited to healthcare and real estate. From June 2014 until September 2019, Mr. Aleksandrov was Chief Financial Officer of Lasbet Tootmine AS, a concrete factory, where he implemented and managed the finance system and ERP system and managed the long-term and short-term budgeting and cash flow of the company. Since September 2017, Mr. Aleksandrov has also been a Professor of Economics at Estonian Entrepreneurship University of Applied Sciences.

Mr. Aleksandrov has held the positions as Chief Executive & Finance Officer in several companies with almost 20 years of experience in finance and business management. He is a partner in several investment projects, and companies related to production. In all of them he was responsible for financial management.

Throughout his career he has demonstrated proficiencies in Finance Management, Financial Modelling, Investments, Budgeting, Business Forecasting, Strategic Planning and Implementation, Cash Flow Management, Risk Management, Corporate Finance, Audit, Market Evaluation. He holds a Master of Business Administration (MBA) and an Enterprising / Business Management (Bachelor’s Degree) from Estonian Entrepreneurship University of Applied Sciences.

There is no arrangement or understanding between Mr. Aleksandrov and any other persons, pursuant to which he was selected as President of the Company. Mr. Aleksandrov has not engaged in any transaction, or any currently proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest. There are no family relationships between Mr. Aleksandrov and any director or executive officer of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Sino American Oil Company

Date: May 9, 2022	By:	/s/ Kimberly Sue Halvorson
Kimberly Sue Halvorson
Chief Executive Officer, Director